CORD BLOOD AMERICA FILES QUARTERLY REPORT ON FORM 10-QSB FOR THE FIRST QUARTER OF 2005

Los Angeles, CA--(Market Wire)--June 8, 2005—Cord Blood America, Inc. (OTCBB: CBAI), an umbilical cord blood stem cell preservation company, announced today that it will file its quarterly report on Form 10-QSB for the three-months ended March 31, 2005. The Company filed notification on Form 12b-25 with the Securities and Exchange Commission stating that it would not be filing its Form 10-QSB on the due date of May 16, 2005.

On February 28, 2005, Cord Blood America acquired Rainmakers International and has since been working with their auditing firm to complete the audit of Rainmakers.  The time and resources committed to the Rainmakers audit was much greater than was anticipated which delayed work on Form 10-QSB dramatically.

Chairman and CEO, Matthew Schissler states, “We understand the importance of providing the Company’s financial information to our shareholders, the Securities and Exchange Commission and the general public in a timely manner.  Our staff and auditors have been working diligently to complete the review of the first quarter of 2005.  It was always our intent to file this information as soon as possible.”

The Company will file its quarterly report on Form 10-QSB today, prior to the completion of the review by their auditing firm, Tedder, James, Worden and Associates, as they do not believe they will receive the Independent Registered Certified Public Accounting Firm report for their financial statements prior to the filing.  As a result, the initial filing of the Company’s quarterly report on Form 10-QSB will not include TJW’s report.  Instead, it will include un-reviewed financial statements in lieu of reviewed financial statements for the quarter ended March 31, 2005.

Upon receipt of TJW’s completed review, the Company will file an amended quarterly report on Form 10-QSB to include the reviewed financial statements for the three-months ended March 31, 2005.

About Cord Blood America

Cord Blood America (OTCBB: CBAI) is the parent company of Cord Partners, which facilitates umbilical cord blood banking for expectant parents and their children.  Its mission is to be the most respected stem cell preservation company in the industry.  Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and life-saving resource for treating a growing number of ailments, including cancer, leukemia, or blood and immune disorders.  For more information on how this precious lifeline can benefit your family, visit www.cordpartners.com.   For investor information, visit www.cordblood-america.com or call 1-888-882-CORD.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We use words such as "anticipate," "believe," "expect," "future," "intend," "plan," and similar expressions to identify forward-looking statements. Forward-looking statements include, without limitation, our ability to increase income streams, to grow revenue and earnings, and to obtain additional cord blood banking revenue streams. These statements are only predictions and are subject to certain risks, uncertainties and assumptions, which are identified and described in the Company's public filings with the Securities and Exchange Commission.

Investor Relations Contact:

Premier Funding & Financial Marketing Services LLC.

Kelly Black, President

480-649-8224

kblack@premierfundingservice.com

9000 W. Sunset Boulevard, Suite 400

Los Angeles, CA 90069

Ph: 310.432.4090; Fax: 310.432.4098